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                                                                EXHIBIT 10.77


THIS AGREEMENT is made the 18th day of April 1996 BETWEEN:

(1) INNOVATIVE TECHNOLOGIES LIMITED, whose principal office is at Road Three, Winsford Industrial Estate, Cheshire CW7 3PD ("IT"); and

(2) WILSHIRE TECHNOLOGIES INC., whose principal office is at 5441 Avenida Encinas, Suite A, Carlsbad CA 92008, United States of America ("Wilshire").

WHEREAS:

(A) IT and Wilshire entered into a Product Development and Licence Agreement for Gloves on 20 June 1993 ("the Glove Agreement").

(B) IT and Wilshire have agreed the following terms for the resolution of certain issues between them concerning the Glove Agreement.

IT IS HEREBY AGREED as follows:-

1.   DEFINITIONS

     Terms used in this Agreement will have the same meanings as given to them in Clause 1 of the Glove Agreement. In addition, in this Agreement:-

     "Wound Care Agreement"     means the Product Development and Licence
                                Agreement for Wound Care products entered into by IT and Wilshire on 25 May 1993;

     "Premises"                 means the premises occupied by Wilshire, at
                                the premises of IT at Winsford Industrial
                                Estate, Cheshire, which are the subject of an occupational lease by Vale Royal Borough
                                Council to IT; and

     "Related Agreement"        means the Agreement between IT and Wilshire
                                of the same date as this Agreement, in respect of certain matters concerning the Wound Care
                                Agreement dated 25 May 1993.


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2.      WILSHIRE PAYMENT

        In consideration for the provisions of Clause 4, Wilshire will pay to IT the sum of (Pound Sterling)60,000 (sixty thousand pounds sterling), by wire transfer to IT's bank account in the UK notified by IT, within 7 days of the date of this Agreement, which payment will constitute the second instalment of the Up-Front Payment required under Clause 4.1 of the Glove Agreement. The parties agree that this sum will be treated as paid immediately by set off against the payment of the same amount due from IT to Wilshire under the Related Agreement.

3.      RENTAL FOR PREMISES

        With immediate effect the payment arrangement for rent on the Premises will be modified such that all future payments of rental by Wilshire should be made quarterly in advance, the first payment to be due on this basis, which shall be in respect of the second quarter of 1996, to be received by IT on or before whichever is the later of 1 April 1996 and the fifth working day following the date of this Agreement.

4.      LICENSED COMPONENTS

        4.1 The parties confirm the payment period stated in Clause 10.4 of the Glove Agreement, which requires payment by Wilshire to be made on a 30-day term. Wilshire agrees that, if at any time payments which are due are not received by IT within 35 days of the date of IT's invoice, future orders for Licensed Components by Wilshire will require payment of cash with order. For these purposes IT will not invoice Wilshire prior to despatch. After 30 days of any period of cash with order, IT and Wilshire will use reasonable endeavours to agree on the requirements to be met for reinstatement of 30 day terms.

        4.2 IT acknowledges that Clause 4.1 will not apply to payments for those Licensed Components which can be demonstrated by Wilshire not to comply, at the time of delivery to Wilshire, with the necessary specification or quality standards agreed between Wilshire and IT for supply by IT. The parties recognise that it is essential, as a proper basis for future operation of the Glove Agreement, for there to be an agreed specification for Licensed Components to reflect the continuing quality requirements implicit in the Glove Agreement to enable manufacture of gloves of consistent satisfactory quality. IT and Wilshire will use all reasonable endeavours in good faith to agree on such a specification for

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             the current Licensed Components (i.e. IT 325) as soon as
             practicable and to commence this process IT agrees to provide to Wilshire a draft proposed detailed specification as soon as practicable. Such specification will provide for a time limit after delivery within which Wilshire should advise IT of noncompliance with specification.

     4.3 With effect from January 1st, 1996 the price of the current Licensed Components will be [Pound Sterling] 3 per Kg FOB IT Winsford. The parties agree that thereafter the prices of Licensed Components will be subject to review on an annual basis with effect from 1 January in each year when, if requested by either party, the parties will use all reasonable endeavours in good faith to agree on variations to the current prices to reflect demonstrated increases or decreases over the preceding year in IT's fixed and variable costs of manufacturing the material.

5.  WAIVERS AND RELEASES

     5.1 In consideration for the payment by Wilshire pursuant to Clause 2 and the other benefits to IT under this Agreement, IT hereby waives and releases Wilshire from all obligations to pay royalties under Clause 9 of the Glove Licence, minimum or otherwise, in respect of the period (and in respect of sales within the period) up to 31 December 1996. This waiver and release will be conditional only on the making by Wilshire of the payment due under Clause 2 and as provided in Clause 7.1 below but otherwise will be final and unconditional with immediate effect.

     5.2 In addition, each party hereby acknowledges that it has and will have no claim against the other arising out of any breach or default in respect of any of the provisions of the Glove Agreement prior to the date of this Agreement and hereby waives and releases the other party hereto from any claims, proceedings, demands whatsoever of any nature, whether or not accrued at the date of this Agreement, arising out of or in connection with the Glove Agreement prior to the date of this Agreement. The parties' obligations under this Agreement are accepted in full and final settlement of any rights or claims whatsoever which either party may have arising out or in connection with the Glove Agreement in respect of the period up to the date of this Agreement. These waivers and releases will include without limitation the cancellation and release by IT of Wilshire from the purported Notice of Termination of the

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          Glove Agreement issued by IT on 3 November 1995 and the waiver and release of IT from any claims by Wilshire arising from supplies of Licensed Components prior to the date of this Agreement.

6.  SUBSISTENCE OF GLOVE AGREEMENT

    Subject to the express provisions of this Agreement, the Glove Agreement will remain in full force and effect.

7.  GENERAL

    7.1 This Agreement is conditional on the Related Agreement being executed and taking effect on the same date as this Agreement.
          In the event that the Related Agreement is not excluded on the same date as this Agreement, this Agreement will be of no effect.

    7.2 This Agreement supersedes all prior agreements, understandings and communications between the parties whether oral or in writing in relation to the termination of the Glove Agreement.

    7.3 This Agreement will be governed by and construed in accordance with English Law.

    7.4 This Agreement may be in any number of counterparts each of which when executed and delivered will be an original but all the counterparts together will constitute one and the same instrument.


AS WITNESS the hands of the duly authorised representatives of IT and Wilshire the day and year first above written.

SIGNED by    D.K. GILDING                     )
                                              )    /s/ D.K. Gilding
on behalf of INNOVATIVE TECHNOLOGIES LIMITED  )



SIGNED by    STEPHEN P. SCIBELLI              )
                                              )    /s/ Stephen P. Scibelli
on behalf of WILSHIRE TECHNOLOGIES INC.       )




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